As filed with the Securities and Exchange Commission on July 2, 2007
Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-8
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HUNTINGTON BANCSHARES INCORPORATED
(Exact Name of Registrant as specified in its charter)

Maryland		31-0724920
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
Huntington Center 41 South High Street Columbus, Ohio 43287
(Address including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Sky Financial Group, Inc. 2002 Stock Option and Stock Appreciation Rights Plan, as amended
Sky Financial Group, Inc.  1998 Stock Option Plan for Employees
Second Restatement of the Sky Financial Group, Inc. Amended and Restated 1998 Stock Option Plan
for Directors
Century Financial Corporation Stock Option Plan
Amended and Restated Mid Am, Inc. 1997 Stock Option Plan
Citizens Bancshares, Inc. Non-Statutory Stock Option and Stock Appreciation Rights Plan

(Full title of the plan)
Richard A. Cheap, Esq. General Counsel and Secretary Huntington Bancshares Incorporated Huntington Center 41 South High Street Columbus, Ohio 43287 (614) 480-8300

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Barbara Nims, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 212-450-4000

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value (“Common Stock”)	7,374,045(1)	(2)	(2)	(2)
(1)
Plus (i) an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) any additional preferred share purchase right granted under any rights plan relating to the shares above.

(2)
This Post-Effective Amendment No. 1 covers securities that were originally included in the Registrant’s registration statement on Form S-4 (File No. 333-140897), as amended by Amendment Nos. 1-3 to Form S-4 registration statement, which such securities were registered for the purpose of issuance under the plans listed above.  All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Form S-4 registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 registration statement is filed by the Registrant, and relates to a total of 7,345,045 shares of Common Stock of the Registrant, all of which were originally registered by the Registrant on the Form S-4 registration statement filed on February 26, 2007, as amended by Amendment Nos. 1-3 to the Form S-4 registration statement filed by the Registrant between April 2, 2007 and April 20, 2007 and which became effective on April 20, 2007.

In connection with the merger (the “Merger”) of Sky Financial Group, Inc., (“Sky”) with and into Penguin Acquisition, LLC, a wholly owned subsidiary of the Registrant (“Merger Sub”) pursuant to the Agreement and Plan of Merger, dated as of December 20, 2006, by and among the Registrant, Sky and Merger Sub, shares of the common stock of Sky issuable upon the exercise or settlement of options and other equity awards granted under the director and employee equity compensation plans of Sky will convert into corresponding awards covering the Common Stock of the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.	Joint Proxy Statement/Prospectus dated April 19, 2007, in connection with our 2007 Annual Meeting of Shareholders;

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

4.
Current Reports on Form 8-K, dated January 18, 2007, April 5, 2007, April 18, 2007, April 19, 2007, May 1, 2007, May 2, 2007, May 7, 2007 (2 reports), May 14, 2007, May 30, 2007, June 4, 2007, June 20, 2007 and July 2, 2007, to report annual and/or quarterly earnings and certain other developments disclosed therein; and

We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities offered by the prospectus or otherwise terminate the offering.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, provide that we shall indemnify our officers and directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to our officers and directors.  Our obligation to advance expenses incurred by our officers and directors as a result of any threatened, pending or completed action, suit or proceeding, whether it be civil, criminal, administrative or investigative is subject to the procedures provided by Section 2-418 and other sections of the Maryland general corporation law.  Our Articles of Incorporation, as amended, also provide that we may indemnify our officers who are not directors to such further extent as shall be authorized by the Board of Directors, provided that such additional indemnification is consistent with the law.

Section 2-418 of the Maryland general corporation law provides, generally, that a corporation may indemnify any officer or director made a party to any proceeding by reason of his or her service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, unless it is proved that the act or omission of the officer or director was material to the cause of action adjudicated in the proceeding and that such act or omission was committed in bad faith or was the result of active and deliberate dishonesty; or the officer or director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful.  Notwithstanding the above, an officer or director may not be indemnified for any judgments, penalties, fines, settlements or expenses arising out of any proceeding brought by or in the right of the corporation, in which such officer or director shall have been adjudged liable to the corporation or any judgments, penalties, fines, settlements or expenses arising out of any proceeding charging improper receipt of a personal benefit by such officer or director.

The termination of any proceeding by judgment, order, or settlement does not create a presumption that the officer or director did not meet the standard of conduct required for such officer or director to be indemnified.  However, the termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or the entry of an order of probation prior to judgment, creates a rebuttable presumption that the officer or director did not meet standard of conduct required for such officer or director to be indemnified.  Indemnification of an officer or director is not permitted unless authorized for a specific proceeding.  Such authorization shall only be given following a determination (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders, that indemnification is permissible because the officer or director met the standard of conduct required for such officer or director to be indemnified.

The reasonable expenses incurred by an officer or director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the officer or director of his or her good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the officer or director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which an officer or director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any of those capacities or arising out of such person’s position, regardless of whether or not the corporation would have the power to indemnify against liability under Section 2-418.  A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, so long as the form of such protection is not inconsistent with Section 2-418.  Additionally, a subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

Subject to certain exceptions, our directors and officers and our affiliates are insured to the extent of 100% of loss up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $40,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of our employee benefit programs.  We are insured, subject to certain retentions and exceptions, to the extent we shall have indemnified our directors and officers for such loss.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

4
Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference.  Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.*

5
Opinion of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated, as to the validity of the shares of Huntington common stock - previously filed as Exhibit 5.1 to amendment to Form S-4 registration statement filed on April 19, 2007 and incorporated herein by reference.*

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

8.2	Opinion of Davis Polk & Wardwell as to certain tax matters.

23.1
Consent of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated - previously included in Exhibit 5.1 to amendment to Form S-4 registration statement filed on April 19, 2007 and incorporated herein by reference.*

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24	Power of attorney - previously filed as Exhibit 24.1 to Form S-4 registration statement filed on February 26, 2007 and incorporated herein by reference.*

____________________
* Incorporated by reference.

ITEM 9.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the 1933 Act to any purchaser:

(i)    If the Registrant is relying on Rule 430B:

(A)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the 1933 Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the 1933 Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Huntington Bancshares Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 2, 2007.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Richard A. Cheap
Richard A. Cheap, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title		Date

/s/ Thomas E. Hoaglin*	Chairman, Chief Executive Officer,	)
Thomas E. Hoaglin	President, and Director (Principal	)
Executive Officer))

/s/ Donald R. Kimble*	Chief Financial Officer, Executive	)
Donald R. Kimble	Vice President, and Treasurer	)
(Principal Financial Officer))

/s/ Thomas P. Reed*	Senior Vice President and Controller	)
Thomas P. Reed	(Principal Accounting Officer))

/s/ Raymond J. Biggs*	Director	)
Raymond J. Biggs		)

/s/ Don M. Casto, III*	Director	)	July 2, 2007
Don M. Casto, III		)

/s/ Michael J. Endres*	Director	)
Michael J. Endres		)

/s/ John B. Gerlach, Jr.*	Director	)
John B. Gerlach, Jr.		)

/s/ David P. Lauer*	Director	)
David P. Lauer		)

/s/ Wm. J. Lhota*	Director	)
Wm. J. Lhota		)

/s/ Gene E. Little*	Director	)
Gene E. Little		)

/s/ David L. Porteous*	Director	)
David L. Porteous		)

/s/ Kathleen H. Ransier*	Director	)
Kathleen H. Ransier		)

*By:	/s/ Richard A. Cheap
Richard A. Cheap, attorney-in-fact for each of the persons indicated

EXHIBIT INDEX

4
Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented - previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993 and Exhibit 3(i)(c) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, and incorporated herein by reference.  Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.*

5
Opinion of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated, as to the validity of the shares of Huntington common stock - previously filed as Exhibit 5.1 to amendment to Form S-4 registration statement filed on April 19, 2007 and incorporated herein by reference.*

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

8.2	Opinion of Davis Polk & Wardwell as to certain tax matters.

23.1
Consent of Richard A. Cheap, Esq., General Counsel and Secretary of Huntington Bancshares Incorporated - previously included in Exhibit 5.1 to amendment to Form S-4 registration statement filed on April 19, 2007 and incorporated herein by reference.*

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24	Power of attorney - previously filed as Exhibit 24.1 to Form S-4 registration statement filed on February 26, 2007 and incorporated herein by reference.*

____________________
* Incorporated by reference.